COLUMBIA FUNDS SERIES TRUST

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On June 27, 2017, a Form Type 485(b), Accession No. 0001193125-17-214929, an amendment to the registration statement of Columbia Funds Series Trust, was filed with the SEC. This amendment registered the new classes of shares of the Funds listed below, effective July 1, 2017, and describes the characteristics of the new classes of shares:

Fund	New Share Classes
Columbia Large Cap Enhanced Core Fund	Class T
Columbia Select Global Growth Fund	Class T
Columbia Select Large Cap Equity Fund	Classes R and R4